SUB-ADVISORY AGREEMENT


     AGREEMENT made at St. Petersburg, Florida as of the 27th day of June, 1994 between TEMPLETON INVESTMENT COUNSEL, INC., on behalf of the Templeton Global Bond Managers division (hereinafter referred to as the "Manager") and FRANKLIN ADVISERS, INC. (hereinafter referred to as the "Sub-Adviser" or "Franklin").

     WHEREAS, the Manager has entered into an Investment Management Agreement (the "Management Agreement") dated as of June 27, 1994 with Templeton Global Investment Trust (the "Trust"), a registered open-end investment company, pursuant to which it acts as investment manager to a series of the Trust, Templeton Americas Government Securities Fund (the "Fund").

     WHEREAS, the Manager wishes to enter into a Sub-Advisory Agreement with Franklin to avail itself of Franklin's investment management and advisory services.

     In consideration of the mutual agreements herein made, the Manager and the Sub-Adviser understand and agree as follows:

     1. Franklin agrees to provide, subject to the Manager's discretion, a portion of the investment advisory services for which the Manager is responsible pursuant to the Management Agreement, including supplying research services. Research services provided by Franklin may include information, analytical reports, computer screening studies, statistical data and factual resumes pertaining to securities throughout the world. All research supplied by Franklin will be subject to analysis by the Manager before being incorporated into the investment advisory process.

     2. As compensation for the services to be rendered, the Manager shall pay to the Sub-Adviser a fee payable monthly in U.S. dollars at an annual rate of 0.25% of the Fund's average daily net assets.

     3. With respect to the Fund's assets which the Manager may delegate to the Sub-Adviser to manage, the Sub-Adviser shall be responsible for selecting brokers and dealers for the execution of the Fund's portfolio transactions consistent with the Trust's brokerage policies and when applicable, the regulations of the securities and Exchange Commission and the Commodities Futures Trading Commission in connection therewith. All decisions and placements shall be made in accordance with the principles set forth in the Management Agreement.

     4. It is understood that the services provided by the Sub-Adviser are not to be deemed exclusive and nothing in this Agreement shall preclude the Sub-Adviser from providing similar services to other investment companies and other clients, including clients which may invest in the same type of securities as the Fund or, in providing such services, from using information furnished by others. When Franklin determines to recommend or to buy or sell the same security for the Fund that it has selected for other investment companies or other clients, the orders for all securities transactions shall be placed for execution by methods determined by it, with approval by the Trust's Board of Trustees, to be impartial and fair.

     5. During the term of this Agreement, Franklin will pay all expenses incurred by it, its staff and their activities, in connection with the services to be provided by it under this Agreement.

     6. Nothing herein shall be construed as constituting the Sub-Adviser or the Manager as agent of the other or of the Trust.

     7. This Agreement shall become effective on June 27, 1994 and shall continue in effect until July 31, 1995. If not sooner terminated, this Agreement shall continue in effect for successive periods of 12 months each thereafter, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Trust's Board of Trustees who are not parties to this Agreement or "interested persons" (as defined in Investment Company Act of 1940 (the 111940 Act") of any such party, cast in person at a meeting called for the purpose of voting on such approval, and either the vote of (a) a majority of the outstanding voting securities of the Trust, as defined in the 1940 Act, or
(b) a majority of the Trust's Board of Trustees as a whole.

     8. Notwithstanding the foregoing, this Agreement may be terminated by either party at any time, without the payment of any penalty, on sixty (60) days' written notice to the other party. In addition, this Agreement may be terminated by the Trust on sixty (60) days' written notice to the Investment Manager and to the Sub-Adviser, provided that such termination by the Trust is approved by the vote of a majority of the Trust's Board of Trustees in office at the time or by vote of a majority of the outstanding voting securities of the Fund.

     9. This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).

     10. This Agreement shall be construed in accordance with the laws of the State of Florida. As used herein, the terms "interested persons," "assignment" and "vote of a majority of the outstanding voting securities" shall have the meaning set forth in the .1940 Act.

     11. The Sub-Adviser may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment, mistake of law, or any loss arising out of any investment or other act or omission in the performance by the Sub-Adviser of its duties under this Agreement or for any loss or damage resulting from the imposition by any government of exchange control restrictions which might affect the liquidity of the Trust's assets, or from acts or omissions of custodians or securities depositories, or from any war or political act of any foreign government to which such assets might be exposed, except for any liability, loss or damage resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser's part or by reason of reckless disregard of the Sub-Adviser's duties under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and their respective corporate seals to be hereunto duly affixed and attested.

                                    Templeton Investment Counsel, Inc.

                                    By  /s/ Elizabeth M. Knoblock


                                    Franklin Advisers, Inc.

                                    By  /s/ Harmon E. Burns